IVIDEONOW,  INC.  ANNOUNCES  LETTER  OF  INTENT TO MERGE WITH 99 CENT STUFF, LLC

Englewood, CO-March 3, 2003-iVideoNow (OTC BB: VNOW) announced today that it has entered into a letter of intent to effect a merger with 99 Cent Stuff, LLC, a Florida-based deep discount retail chain established in 1999. The merger/acquisition will be completed pursuant to the terms of a formal Acquisition Agreement which will require iVideoNow to effect a 1-for-25 reverse stock split resulting in 1 million outstanding shares of iVideoNow. The Acquisition Agreement will also require the issuance of 19 million newly issued shares of iVideoNow common stock and will entail 99 Cent Stuff becoming a wholly-owned subsidiary of iVideoNow. Upon completion of the Acquisition, the current owners of 99 Cent Stuff will own approximately 95% of the outstanding stock of iVideoNow and iVideoNow will change its name to 99 Cent Stuff.

The acquisition is dependent upon 99 Cent Stuff completing a private placement of at least $3 million and other representations and conditions to be contained in a formal Acquisition Agreement. There can be no assurance that this acquisition will be completed. 99 Cent Stuff has retained Keating Investments to act as financial advisor with respect to the proposed transaction.

Kevin R. Keating, President of iVideoNow, stated "This transaction, if consummated, will allow iVideoNow shareholders to participate in a dynamic Florida retailer, in the fastest growing sector of the retail industry, founded and operated by the legendary manager and merchandiser, Raymond Zimmerman, the founder of Service Merchandise. This would be a wonderful opportunity to enhance iVideoNow shareholders' value."

99 Cent Stuff currently operates 10 big-box Florida stores. Its stores offer products at 99 cents or below and the Company ended 2002 with revenues in excess of $39 million. Its growth plan calls for the opening of up to 15 additional stores in Florida in 2003-04.

Certain of the above statements contained in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results, events, and circumstances (including future performance, results and trends) could differ materially from those set forth in such statements due to various factors, risks, and uncertainties. iVideoNow has no duty and undertakes no obligation to update such statements.

For  more  information,  please  contact:

Kevin  R.  Keating
President,  iVideoNow,  Inc.
(772)  231-7544